Exhibit 4.3

Execution Version

ROWAN COMPANIES, INC.

as the Company

ROWAN COMPANIES PLC

as Guarantor

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of January 15, 2014

to

INDENTURE

Dated as of July 21, 2009

5.85% SENIOR NOTES DUE 2044

EXHIBITS
Exhibit A:	Form of Note

Seventh Supplemental Indenture

SEVENTH SUPPLEMENTAL INDENTURE, dated as of January 15, 2014 (this “Supplemental Indenture”), by and among ROWAN COMPANIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), ROWAN COMPANIES PLC, a public limited company incorporated under the laws of England and Wales (“Rowan UK”), and U.S. BANK NATIONAL ASSOCIATION, a nationally chartered banking association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of July 21, 2009 (the “Original Indenture”) (the Original Indenture, as supplemented from time to time, including without limitation pursuant to this Supplemental Indenture, being referred to herein as the “Indenture”); and

WHEREAS, under the Original Indenture, a new series of Securities may at any time be established by an indenture supplemental to the Original Indenture; and

WHEREAS, the Company proposes to create under the Indenture a new series of Securities; and

WHEREAS, Rowan UK proposes to fully and unconditionally guarantee such new series of Securities; and

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes (as defined below), as follows:

ARTICLE ONE

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01. Relation to Indenture.

With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture.

SECTION 1.03. General References.

Unless otherwise specified or unless the context otherwise requires, (i) all references in this Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Supplemental Indenture.

Seventh Supplemental Indenture

ARTICLE TWO

THE SERIES OF SECURITIES

SECTION 2.01. The Form and Title of the Securities.

There is hereby established a new series of Securities to be issued under the Indenture and to be designated as the Company’s 5.85% Senior Notes due 2044 (the “Notes”). The Notes shall be substantially in the form attached as Exhibit A hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Company may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which the Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Indenture, be determined by the officers executing such Notes, as evidenced by their execution thereof.

The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Original Indenture as supplemented by this Supplemental Indenture (including the form of Note attached as Exhibit A hereto (the terms of which are incorporated in and made a part of this Supplemental Indenture for all intents and purposes)).

SECTION 2.02. Amount.

The aggregate principal amount of the Notes that may be authenticated and delivered pursuant hereto is unlimited. The Trustee shall initially authenticate and deliver Notes for original issue in an initial aggregate principal amount of up to $400,000,000, upon delivery to the Trustee of a Company Order for the authentication and delivery of such Notes. The aggregate principal amount of the Notes to be issued hereunder may be increased at any time hereafter and the series may be reopened for issuances of Additional Notes, upon Company Order, without the consent of any Holder and without any further supplement or amendment to the Original Indenture or this Supplemental Indenture. The Notes issued on the date hereof and any such Additional Notes that may be issued hereafter shall be part of the same series of Securities for all purposes under the Indenture.

SECTION 2.03. Stated Maturity.

The Notes may be issued on any Business Day on or after January 15, 2014, and the Stated Maturity of the Notes shall be January 15, 2044.

SECTION 2.04. Interest and Interest Rates.

The rate or rates at which the Notes shall bear interest, the date or dates from which such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable and the Regular Record Date for any interest payable on any Interest Payment Date, in each case, shall be as set forth in the form of Note attached as Exhibit A hereto.

SECTION 2.05. Place of Payment.

As long as any Notes are Outstanding, the Company shall maintain an office or agency in the United States where Notes may be presented for payment. Such office or agency shall initially be the office or agency of the Trustee in Houston, Texas.

SECTION 2.06. Optional Redemption.

At its option, the Company may redeem the Notes, in whole or in part, in principal amounts of $2,000 or integral multiples of $1,000 in excess thereof, at any time or from time to time, at the applicable Redemption Price determined as set forth in the form of Note attached hereto as Exhibit A, in accordance with the terms set forth in the Notes and in accordance with Article Eleven of the Original Indenture.

Seventh Supplemental Indenture

SECTION 2.07. Defeasance and Discharge; Covenant Defeasance.

Article Thirteen of the Original Indenture (as amended and supplemented by this Supplemental Indenture) shall apply to the Notes. Furthermore, the additional Event of Default specified in Section 3.02 of this Supplemental Indenture, each of the covenants set forth in Article Four of this Supplemental Indenture, and the Events of Default specified in Sections 5.1(c) and 5.1(d) of the Original Indenture, shall, in each case, constitute “Additional Defeasible Provisions” (as such term is used in the Original Indenture).

SECTION 2.08. Global Securities.

The Notes shall initially be issuable in whole or in part in the form of one or more Global Securities. Such Global Securities (i) shall be deposited with, or on behalf of, the Depository Trust Company, New York, New York, which shall act as Depositary with respect to the Notes, (ii) shall bear the legends applicable to Global Securities set forth in Sections 2.2 and 2.4 of the Original Indenture, (iii) may be exchanged in whole or in part for Securities in definitive form upon the terms and subject to the conditions provided in Section 3.5 of the Original Indenture and in this Supplemental Indenture and (iv) shall otherwise be subject to the applicable provisions of the Indenture.

SECTION 2.09. Rowan UK Guarantee.

Article Fourteen of the Original Indenture (as amended and supplemented by this Supplemental Indenture, including without limitation Section 3.03 hereof) shall apply to the Notes. For the purposes of this Supplemental Indenture and the Notes (including without limitation the provisions of the Original Indenture to the extent applicable thereto), the term “Guarantor” shall mean Rowan UK. Rowan UK hereby agrees to be bound by a Securities Guarantee with respect to the Notes and that Rowan UK shall be a Guarantor of the Notes in accordance with Article Fourteen of the Indenture; provided, however, that the Securities Guarantee granted hereby shall not apply to any obligations under any series of Securities other than the Notes. Rowan UK hereby agrees that its Securities Guarantee of the Notes will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Securities Guarantee.

ARTICLE THREE

AMENDMENTS TO ORIGINAL INDENTURE

With respect to the Notes, the Original Indenture is hereby amended as set forth below in this Article Three; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

SECTION 3.01. Defined Terms.

Subject to the limitations set forth in the preamble to Article Three of this Supplemental Indenture, Section 1.1 of the Original Indenture is hereby amended by inserting or restating, as the case may be, each of the following defined terms in its appropriate alphabetical position:

“Additional Defeasible Provisions” means the provisions of Sections 5.1(c), 5.1(d), 5.1(h), 10.6 and 10.7 of the Indenture.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof) issued under the Indenture pursuant to Section 2.02 of this Supplemental Indenture.

Seventh Supplemental Indenture

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights), including any period for which such lease has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” of any Person means the total amount of assets (after deducting applicable reserves and other properly deductible items) of such Person and its consolidated Subsidiaries minus all current liabilities (excluding liabilities that are extendable or renewable at the option of such Person or any of its consolidated Subsidiaries to a date more than 12 months after the date of calculation and excluding current maturities of long-term indebtedness) and all goodwill, trade names, trademarks, patents, unamortized indebtedness discount and expense and other like intangible assets. Consolidated Net Tangible Assets of any Person shall be based on the most recently available consolidated quarterly balance sheet of such Person, and shall be calculated in accordance with GAAP.

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time. All computations based on GAAP contained in this Indenture will be computed in conformity with GAAP. At any time after the Issue Date, the Company may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee.

Seventh Supplemental Indenture

“Indebtedness” of any Person means:

(1) all indebtedness of such Person for borrowed money (whether full or limited recourse);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

(5) all Capital Lease Obligations of such Person;

(6) all Indebtedness of others secured by a Lien on any asset of such Person; provided that if the obligations so secured have not been assumed in full or are not otherwise fully such Person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of such Person; and

(7) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Issue Date” means the first date on which any Notes are issued, authenticated and delivered under the Indenture.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding Voting Stock or other equity interests is owned, directly or indirectly, by the Company and/or one or more Subsidiaries of the Company.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Notes” means a series of Securities designated as the Company’s 5.85% Senior Notes due 2044, issued pursuant to this Indenture, as amended and supplemented by the Seventh Supplemental Indenture hereto dated as of January 15, 2014.

“Permitted Liens” means:

(1) Liens existing on the Issue Date;

(2) Liens on any Person’s property or assets existing at the time the Company acquires such Person or its property or assets, or at the time such Person becomes a Subsidiary of the Company;

(3) intercompany Liens in favor of the Company or any Subsidiary of the Company;

Seventh Supplemental Indenture

(4) Liens on assets either (a) securing all or part of the cost of acquiring, constructing, improving, developing or repairing the assets or (b) securing Indebtedness incurred to finance the acquisition of the assets or the cost of constructing, improving, developing, expanding or repairing the assets and commencing commercial operation of the assets if the applicable Indebtedness was incurred prior to, at the time of or within 24 months after the acquisition, or completion of construction, improvement, development, expansion or repair of the assets or their commencing commercial operation;

(5) Liens in favor of governmental entities to secure (a) payments under any contract or statute to secure progress or advance payments or (b) industrial development, pollution control or similar indebtedness;

(6) governmental Liens under contracts for the sale of products or services;

(7) Liens imposed by law, such as mechanic’s or workmen’s Liens;

(8) Liens under workers’ compensation laws or similar legislation;

(9) Liens in connection with legal proceedings or securing taxes or other assessments;

(10) statutory or other Liens arising in the ordinary course of business of the Company or of any Subsidiary of the Company and relating to amounts that are not yet delinquent or that the Company or any Subsidiary of the Company is contesting in good faith;

(11) Liens on stock, partnership or other equity interests of the Company in any Joint Venture or of any Subsidiary of the Company that owns an equity interest in a Joint Venture to secure Indebtedness contributed or advanced solely to that Joint Venture;

(12) good faith deposits in connection with bids, tenders, contracts or leases;

(13) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and

(14) any extensions, substitutions, renewals or replacements of the above-described Liens.

“Principal Property” means any drilling rig, or integral portion thereof, owned or leased by the Company or any Subsidiary of the Company and used for drilling offshore oil and gas wells, that, in the opinion of the Board of Directors of the Company, is of material importance to the business of the Company and its Subsidiaries considered as a whole; provided, however that no such drilling rig, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of the Consolidated Net Tangible Assets of the Company.

“Sale and Leaseback Transaction” means any arrangement with any Person under which the Company or any Subsidiary of the Company leases any Principal Property that the Company or that Subsidiary has or will sell or transfer to that Person; provided, however, that each of the following shall be deemed not to be a Sale and Leaseback Transaction:

(1) temporary leases for a term of not more than five years;

Seventh Supplemental Indenture

(2) intercompany leases between the Company and a Subsidiary or between two or more Subsidiaries of the Company; and

(3) leases of a Principal Property executed by the time of or within 12 months after the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of such Principal Property.

“Significant Subsidiary” means any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of the Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person; and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (1) and related to such Person or (b) the only general partners of which are such Person or one or more entities described in clause (1) and related to such Person (or any combination thereof).

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors (or similar governing body) of such Person.

SECTION 3.02. Additional Event of Default.

With respect to the Notes, the occurrence of any of the following events shall, in addition to the other events or circumstances described as Events of Default in Section 5.1 of the Original Indenture, constitute an Event of Default: default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of issuance of the Notes, if (a) that default (x) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (y) results in the acceleration of such Indebtedness prior to its express maturity, and (b) in each case described in clauses (x) or (y) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more.

SECTION 3.03. Release of Securities Guarantee.

Subject to the limitations set forth in the preamble to Article Three of this Supplemental Indenture, Article Fourteen of the Original Indenture is hereby amended by adding the following Section 14.4 thereto:

Section 14.4 Releases.

Rowan UK will be released and relieved of any obligations under its Securities Guarantee immediately upon (a) Legal Defeasance in accordance with Article Thirteen of this Indenture or satisfaction and discharge of this Indenture in accordance with Article Four of this Indenture or (b) the merger of Rowan UK with and into the Company.

Seventh Supplemental Indenture

ARTICLE FOUR

ADDITIONAL COVENANTS

With respect to the Notes, Article Ten of the Original Indenture is hereby amended as set forth below in this Article Four; provided, however, that each such amendment shall apply only to the Notes and not to any other series of Securities issued under the Indenture.

SECTION 4.01. Limitation on Liens.

Subject to the limitations set forth in the preamble to Article Four of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.6 thereto:

Section 10.6 Limitation on Liens.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property without making effective provision whereby the Notes (together with, if the Company shall so determine, any other Indebtedness or other obligation of the Company or any Subsidiary) shall be secured equally and ratably with (or, at the option of the Company, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

(b) Notwithstanding the immediately preceding paragraph (a), without securing the Notes, the Company or any Subsidiary of the Company may issue, assume or guarantee Indebtedness that such paragraph (a) would otherwise restrict or prohibit, in a total principal amount that, when added to all of the other outstanding Indebtedness of the Company and its Subsidiaries that such paragraph (a) would otherwise restrict or prohibit and the total amount of Attributable Indebtedness outstanding for Sale and Leaseback Transactions (other than any such Attributable Indebtedness for outstanding Sale and Leaseback Transactions in connection with which the Company has voluntarily retired debt securities issued under this Indenture, Indebtedness of equal rank or Funded Indebtedness (in each case as described in clause (c) of Section 10.7)), does not exceed 15% of the Consolidated Net Tangible Assets of the Company.

SECTION 4.02. Limitation on Sale and Leaseback Transactions.

Subject to the limitations set forth in the preamble to Article Four of this Supplemental Indenture, Article Ten of the Original Indenture is hereby further amended by adding the following Section 10.7 thereto:

Section 10.7 Limitation on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into a Sale and Leaseback Transaction, unless one of the following applies:

(a) the Company or such Subsidiary of the Company could incur Indebtedness in a principal amount equal to the Attributable Indebtedness for that Sale and Leaseback Transaction and, without violating Section 10.6, could secure that Indebtedness by a Lien on the property to be leased without equally or ratably securing the Notes;

Seventh Supplemental Indenture

(b) after the issuance of the Notes and within the period beginning nine months before the closing of the Sale and Leaseback Transaction and ending nine months after such closing, the Company or any of its Subsidiaries have expended for property used or to be used in the ordinary course of business an amount equal to all or a portion of the net proceeds of the transaction, and the Company has elected to designate that amount as a credit against that transaction (with any amount not so designated to be applied as set forth in clause (c) below or as otherwise permitted); or

(c) during the nine-month period after the effective date of the Sale and Leaseback Transaction, the Company has applied to the voluntary defeasance or retirement of any debt securities under the Indenture, any Indebtedness of equal rank to the Notes or any Funded Indebtedness, an amount equal to the net proceeds of the sale or transfer of the property leased in the Sale and Leaseback Transaction (or, if greater, the fair value of that property at the time of the Sale and Leaseback Transaction as determined by the Board of Directors of the Company) adjusted to reflect the remaining term of the lease and any amount expended as set forth in the immediately preceding clause (b).

ARTICLE FIVE

MISCELLANEOUS

SECTION 5.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Original Indenture.

The Trustee makes no representation or warranty as to the validity or sufficiency of the information contained in the prospectus supplement related to the Notes, except such information which specifically pertains to the Trustee itself, or any information incorporated therein by reference.

SECTION 5.02. Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

SECTION 5.03. Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 5.04. Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Remainder of Page Intentionally Left Blank)

Seventh Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

THE COMPANY:

ROWAN COMPANIES, INC.

By:	/s/ J. Kevin Bartol
J. Kevin Bartol
Executive Vice President, Chief Financial Officer and Treasurer

GUARANTOR:

ROWAN COMPANIES PLC

By:	/s/ J. Kevin Bartol
J. Kevin Bartol
Executive Vice President, Chief Financial Officer and Treasurer

The above signatory for Rowan Companies plc signed in the presence of:

/s/ Karen Rios

Print name of witness: Karen Rios
Address:	2800 Post Oak Blvd.
Suite 5450
Houston, Texas 77056

Signature page to Seventh Supplemental Indenture

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Shazia Flores
Name:	Shazia Flores
Title:	Authorized Officer

Signature page to Seventh Supplemental Indenture

EXHIBIT A

[FORM OF FACE OF NOTE]

[If a Global Security, insert—THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.]

[If a Global Security, insert—UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

ROWAN COMPANIES, INC.

5.85% Senior Note due 2044

No.	U.S.$
CUSIP: 779382 AS9 ISIN: US779382AS96

ROWAN COMPANIES, INC., a Delaware corporation (herein called the “Company”, which term includes any successor or resulting Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                     United States Dollars on January 15, 2044, and to pay interest thereon from                     , or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on January 15 and July 15 in each year, commencing on                     , at the rate of 5.85% per annum, until the principal hereof is paid or made available for payment and at the rate of 5.85% per annum on any overdue principal and premium and on any overdue installment of interest (to the extent that the payment of such interest shall be legally enforceable). The amount of interest payable for any period shall be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A “Business Day” shall mean, when used with respect to any Place of Payment, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that Place of Payment are authorized or obligated by law, executive order or regulation to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the “Regular Record Date” for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or automated quotation system, all as more fully provided in such Indenture.

[If a Global Security, insert—Payment of the principal of (and premium, if any) and any such interest on this Security will be made by transfer of immediately available funds to a bank account in the United States of America designated by the Holder in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.]

[If a Definitive Security, insert—Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, the City and State of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts or subject to any laws or regulations applicable thereto and to the right of the Company (as provided in the Indenture) to rescind the designation of any such Paying Agent, at the offices of                     in the Borough of Manhattan, The City and State of New York, or at such other offices or agencies as the Company may designate, by United States Dollar check drawn on, or transfer to a United States Dollar account maintained by the payee with, a bank in The City of New York (so long as the applicable Paying Agent has received proper transfer instructions in writing at least 10 days prior to the payment date); provided, however, that payment of interest may be made at the option of the Company by United States Dollar check mailed to the addresses of the Persons entitled thereto as such addresses shall appear in the Security Register or by transfer to a United States Dollar account maintained by the payee with a bank in The City of New York (so long as the applicable Paying Agent has received proper transfer instructions in writing by the Record Date prior to the applicable Interest Payment Date).]

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:                     ,

ROWAN COMPANIES, INC.

By:
Name:
Title:

This is one of the Securities of the series designated 5.85% Senior Notes due 2044 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

ROWAN COMPANIES, INC.

5.85% Senior Note due 2044

This Security is one of a duly authorized issue of senior securities of the Company (the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of July 21, 2009, between the Company and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), as amended and supplemented by the Seventh Supplemental Indenture thereto dated as of January 15, 2014 by and among the Company, Rowan UK and the Trustee (such Indenture, as so amended and supplemented being referred to herein as the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, any Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

This Security is the general, unsecured, senior obligation of the Company and is guaranteed pursuant to a guarantee by each person named as a Guarantor in the Indenture. The Securities Guarantee of each such Guarantor is the general, unsecured, senior obligation of such Guarantor.

This Security is redeemable, in whole or in part, at the Company’s option at any time and from time to time prior to maturity. The redemption price for such redemption at any time on or after July 15, 2043 will be equal to 100% of the principal amount of this Security or portion hereof to be redeemed plus accrued and unpaid interest to but excluding the redemption date. The redemption price for such redemption at any time prior to July 15, 2043 will be equal to the greater of (a) 100% of the principal amount of this Security or portion hereof to be redeemed, and (b) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest in respect of this Security or portion hereof to be redeemed (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 30 basis points, plus, in each case, accrued and unpaid interest to but excluding the date of redemption.

For purposes of determining any redemption price, the following definitions shall apply:

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for the date of redemption. The Adjusted Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the applicable Quotation Agent as having a maturity comparable to the remaining term of this Security that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of this Security.

“Comparable Treasury Price” means, with respect to any date of redemption, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer (as defined below) appointed by the Company.

“Reference Treasury Dealer” means (a) Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and one primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) designated by Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer; and (b) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that redemption date.

Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on this Security or the portions hereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of (1) the entire indebtedness of this Security or (2) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and each Guarantor and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and each Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected (with each series voting as a separate class). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and each Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, regardless of whether notation of such consent or waiver is made upon this Security.

No Holder of this Security shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of this series, (b) the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder, (c) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of this series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place(s) and rate, and in the coin or currency, herein prescribed.

[If a Global Security, insert—This Global Security or portion hereof may not be exchanged for Definitive Securities of this series except in the limited circumstances provided in the Indenture. The holders of beneficial interests in this Global Security will not be entitled to receive physical delivery of Definitive Securities except as described in the Indenture and will not be considered the Holders thereof for any purpose under the Indenture.]

[If a Definitive Security, insert—As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in The City of New York, or, subject to any laws or regulations applicable thereto and to the right of the Company (limited as provided in the Indenture) to rescind the designation of any such transfer agent, at the offices of                         in the Borough of Manhattan, The City of New York or at such other offices or agencies as the Company may designate, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.]

The Securities of this series are issuable only in registered form without coupons in denominations of U.S. $2,000 and any integral multiple of U.S. $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, any Guarantor, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, regardless of whether this Security be overdue, and none of the Company, any Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of or contained in the Indenture or of or contained in any Security, or the Securities Guarantee endorsed thereon, or for any claim based thereon or otherwise in respect thereof, or in any Security or in the Securities Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, member, officer, manager or director, as such, past, present or future, of the Company or any Guarantor or of any successor Person, either directly or through the Company or any Guarantor or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment, penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released by the acceptance hereof and as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Securities.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[If a Definitive Security, insert as a separate page—

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                         (Please Print or Typewrite Name and Address of Assignee) the within instrument of ROWAN COMPANIES, INC., and does hereby irrevocably constitute and appoint                             Attorney to transfer said instrument on the books of the within-named corporation, with full power of substitution in the premises.

Please Insert Social Security or

Other Identifying Number of Assignee:

Dated:
(Signature)

Signature Guarantee:

(Participant in a Recognized Signature

Guaranty Medallion Program)

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

[If a Global Security, insert as a separate page—

SCHEDULE OF INCREASES OR DECREASES

IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Depositary

SECURITIES GUARANTEE NOTATION

Each Guarantor (which term includes any successor Person in such capacity under the Indenture) has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities of this series and all other amounts due and payable under the Indenture and the Securities of this series by the Company.

The obligations of each Guarantor to the Holders of Securities of this series and to the Trustee pursuant to the Securities Guarantee and the Indenture are expressly set forth in Article Fourteen of the Indenture and reference is hereby made to the Indenture for the precise terms of the Securities Guarantee.

Guarantor:

ROWAN COMPANIES PLC

By:
Name:
Title:

The above signatory for Rowan Companies plc signed in the presence of:

Print name of witness:
Address: